Exhibit 5.1




                                  July 17, 1998

United States Filter Corporation
40-004 Cook Street
Palm Desert, CA 92211

Ladies and Gentlemen:

      We are counsel to United States Filter Corporation, a Delaware corporation (the "Registrant"), and in such capacity we have acted as counsel to the Registrant in connection with the Registrant's Post-Effective Amendment No. 2 on Form S-8 to the Form S-4 Registration Statement that was filed on November 6, 1997 and amended by Amendment No. 1 on November 25, 1997 (File No. 333-39711) (the "Registration Statement"). The Registration Statement is to be filed with the United States Securities and Exchange Commission and relates to the registration under the United States Securities Act of 1933, as amended, of an aggregate of 33,925 shares (the "Shares") of the Registrant's Common Stock, par value $.01 per share, in connection with the Puro Water Group, Inc. 1996 Stock Option Plan and the Puro Water Group, Inc. 1997 Directors Stock Option Plan (collectively, the "Plans").

      We are familiar with the Registration Statement and the Plans, and we have examined the Registrant's Restated Certificate of Incorporation and the Registrant's Restated Bylaws. We have also examined such other public and corporate documents, certificates, instruments and corporate records, and such questions of law, as we have deemed necessary or appropriate for the purpose of this opinion.

      Based on the foregoing, we are of the opinion that the Shares, when issued in accordance with the Plans, will be duly authorized, validly issued, fully paid and nonassessable.

      We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                          Yours truly,

                                          /s/ Kirkpatrick & Lockhart LLP